Exhibit 5.1

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303-2214

October 25, 2021

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8 of GSI Technology, Inc.

Ladies and Gentlemen:

We have acted as counsel to GSI Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of 4,000,000 shares of the common stock, par value $0.001 per share (the “Shares”), of the Company issuable in accordance with the Amended and Restated GSI Technology, Inc. 2016 Equity Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 filed by the Company with the Commission on October 25, 2021 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including (i) the form of Amended and Restated Certificate of Incorporation of the Company that is filed as Exhibit 4.1 to the Registration Statement; (ii) the Amended and Restated Bylaws of the Company that are filed as Exhibit 4.2 to the Registration Statement; (iii) the Registration Statement; and (iv) the Plan that is filed as Exhibit 99.1 to the Registration Statement. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have further assumed that each of the documents identified in clauses (i) through (iv) above has been or will be adopted or filed as appropriate.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act, the Shares, when delivered in accordance with the terms of the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

The opinions contained herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the laws of any other state or jurisdiction. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)